Exhibit 2.1

State of Delaware Secretary of State Division of Corporations Delivered 04:28 PM 07/13/2020 FILED 04:28 PM 07/13/2020 SR 20206199820 - File Number 3234126	CERTIFICATE OF FORMATION OF ARRIVED HOMES, LLC

THE UNDERSIGNED, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, Chapter 18, Title 6 of the Delaware Code, as amended, does hereby certify as follows:

1. Name. The name of the limited liability company formed hereby is Arrived Homes, LLC (the “Company”).

2. Registered Office and Agent. The address of its registered office in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, Delaware 19805. The name of its registered agent at such address is Vcorp Services, LLC.

3. Series. The Company may establish one or more designated series of members, managers, limited liability company interests or assets. Any such series may have separate rights, powers or duties with respect to specified property or obligations of the Company or profits and losses associated with specified property or obligations, and any such series may have a separate business purpose or investment objective. Notice is hereby given that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Company generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement of the Company, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 13th day of July, 2020.

By:	/s/ Ryan Frazier
Name:	Ryan Frazier
Title:	Authorized Person

LETTER OF CONSENT

Arrived Homes, LP

1209 Orange Street
Wilmington, DE 19801

The undersigned hereby gives permission to Arrived Homes, LLC to use Arrived Homes, LLC as its name. The undersigned and Arrived Homes, LLC are affiliates, and such permission is irrevocable.

IN WITNESS WHEREOF, the undersigned has executed this Letter of Consent as of the 13th day of July, 2020.

ARRIVED HOMES, LP

By:	/s/ Ryan Frazier
Name:	Ryan Frazier
Title:	Authorized Person of Arrived Services, LLC General Partner